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                                                       Exhibit 10.26

                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT is made as of the 1st day of March 1994 between Morrison Knudsen Corporation, a Delaware corporation ("MK" or "Company") and Gunnar E. Sarsten ("Employee").

                                    RECITALS

     Employee has been employed by MK for a number of years and is knowledgeable about the business of the Company. Most recently, Employee has been President and Chief Operating Officer of MK, as well as President and CEO of the Engineering and Construction Group of MK's subsidiary, Morrison Knudsen Corporation, an Ohio Corporation ("MK Ohio"). In the foregoing capacities, Employee has been one of the primary forces behind the Company's efforts to develop large power projects in the United States and around the world. As a result, Employee is intimately familiar with the capabilities of the Company in its domestic and international markets, particularly as they relate to the development of large power projects.

     Employee will retire from the positions enumerated above effective March 1, 1994. MK desires to retain the services of Employee on a full-time basis subject to the terms set forth herein to assist it in the formulation and execution of its business plans for the domestic and international power markets. Employee desires to provide such assistance on the terms below.

     NOW, THEREFORE, it is agreed:

     1.   TERM.   This Agreement shall commence on the 1st day of March 1994 and shall expire on the 28th day of February 1995; provided, however, that upon mutual written agreement of the parties, this Agreement shall continue for an additional 12 month period (March 1, 1995 through February 29, 1996). Thereafter, the Agreement shall continue from year to year (March 1st - February
28th) upon mutual written agreement of the parties.

     2.   TITLE AND SERVICES.

          a. Employee shall have the title Chairman and Chief Executive Officer of MK International.

          b. Employee shall report to MK's Chief Executive Officer or his designee.

          c. Although Employee's specific duties will be those that are assigned to him from time to time by the Company's Chief Executive Officer or his designee, broadly defined, they will include the representation of the interests of MK in connection with domestic and international construction, engineering and power

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     projects (the "Services").  Employee's principal place of business shall be
     Belle Haven, Virginia.

          d. Employee will initially focus his efforts on development of large power projects in selected regions of the United States and the world. Employee will continue his service as a member of the board of directors of those companies (other than MK) on which he currently serves.

     3. TIME. Employee agrees that he is a full-time employee of MK subject to the following terms and conditions: The Parties anticipate that Employee can accomplish his full-time work by performing 80 days of Services during each year of this Agreement. The calculation of 1994 Services shall begin effective March 1, 1994. Services need not be performed on consecutive days. Services in excess of 80 days per annum performed by Employee shall be scheduled only with the consent of Employee and Company.

     4.   COMPENSATION.

          a. The annual base compensation to Employee shall be $141,667 per annum ("Base Compensation"). Fifty percent (50%) of the Base Compensation shall be paid in cash, less applicable taxes withheld pursuant to Company's payroll practices, and fifty percent shall be set aside in accordance with an election made by Employee pursuant to the terms of the Company's Deferred Compensation Plan.

          b. For Services performed in excess of 80 days per annum, Employee shall be paid a daily rate of $1,771 (the "Additional Compensation"). Employee shall set forth in a weekly report to the Company's Chief Executive Officer or his designee the number of days he has performed Services in excess of 80 days. Such report shall form the basis for a year-end bonus, which bonus shall equal the number of days of Services in excess of 80 multiplied by $1,771. The Additional Compensation shall appear on the last payroll check of the year. The Additional Compensation shall be treated as wages with fifty percent being paid in cash, less applicable taxes, and the remaining fifty percent shall be deferred as described in subparagraph a. above.

          c. Employee shall be reimbursed monthly for his normal business expenses incurred in the performance of the Services, including business class transportation on international flights. All reimbursements shall be made in accordance with MK's policies regarding reimbursement of business expenses. MK's Cleveland office will provide routine support in processing of travel vouchers and in administrative/logistics matters.

          d. During the term of this Agreement, Employee shall also be provided with supplemental benefits at no cost to Employee which shall result in the following levels of coverage, inclusive of any coverage provided by basic Company-sponsored benefits:

               i. Pre-Retirement life insurance equal to three times Employee's annual base salary in effect while he served as MK's President and Chief Operating Officer;

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               ii.  Post-Retirement life insurance equal to one times Employee's annual base salary in effect while he served as MK's President and Chief Operating officer; and

               iii. Disability coverage from all MK-sponsored and government sources equal to 60% of his Base Compensation, less any offsets under the terms of such disability programs.

          e. Employee shall be eligible to participate in all health and welfare benefits generally available to other salaried employees of MK.

          f. MK shall pay the cost of state engineering licenses for Employee in those states in which Employee is currently licensed as an engineer.

          g. MK shall pay the monthly membership fee to Gibson Island Club for Employee.

          h. If Employee terminates employment with the Company for a reason other than "Cause" as defined in Section 5 a. below at a time when he is not fully vested in his accounts under the Morrison Knudsen Corporation 401(k) Savings Plan, ESOP, and Supplemental Savings Plan, MK shall pay Employee, as soon as practicable following such termination (an in no event later than 30 days following such termination), an amount equal to the value of the forfeited portions of such accounts, calculated on Employee's last day of employment, less applicable taxes. Such amount shall be paid in a single sum payment.

          i. If Employee terminates employment with the Company for a reason other than "Cause" as defined in Section 5 a. below at a time when he is not vested in (i) his retirement benefit under the Morrison Knudsen Corporation Retirement Plan, effective January 1, 1988 and frozen as of December 31, 1991 (the "MKRP Benefit") and (ii) his retirement benefit under the Supplemental Retirement Benefit Agreement, effective October 10, 1990 (the "SRBA Benefit"), MK shall pay Employee an amount equal to the forfeited MKRP Benefit and the forfeited SRBA Benefit at the same time and in the same amounts as such benefits would have been paid had no forfeiture occurred.

          j. If requested by MK's Chief Executive Officer, Employee shall develop for the CEO's approval, or his designee's approval, a system for potential incentive compensation. Employee shall not be entitled to incentive compensation except as may be approved pursuant to this subparagraph j.

          k. During Employee's period of employment with MK, all restricted stock awards and options heretofore granted to Employee shall vest at the times and in the amounts set forth in the applicable agreements and the Stock Incentive Plan.

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     5.   RIGHTS UPON TERMINATION.

          a. During the term of this Agreement, Employee may be terminated by the Company only for Cause. For purposes of this Agreement, Cause shall mean (i) willful refusal by Employee to follow a lawful written order of the Chief Executive Officer of MK or his designee, (ii) Employee's willful and continued failure to perform his duties under this Agreement (except due to Employee's incapacity due to physical or mental illness) after a written demand is delivered to Employee by the Chief Executive Officer or his designee specifically identifying the manner in which the Employee has failed to perform his duties, (iii) Employee's willful engagement in conduct materially injurious to MK: or (iv) Employee's conviction for any felony involving moral turpitude. For purposes of clauses (i), (ii), and
     (iii) of this definition, no act, or failure to act on Employee's part shall be deemed "willful" unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that Employee's act, or failure to act, was in the best interests of Company. In the event Employee is terminated for Cause prior to the expiration of the term hereunder, no amounts shall be due or payable.

          b. In the event of the Employee's death, total and permanent disability or voluntary resignation during the term of the Agreement, this Agreement shall terminate and Employee shall be entitled to be compensated in accordance with the provisions of Section 4 through the date of such termination, but shall not be entitled to receive any compensation for the remainder of the term of the Agreement.

          c. In the event the Employee terminates employment for reasons other than those identified in subparagraphs a. and b. above, he shall be entitled to receive the base compensation set forth in Section 4 for the remainder of the term of this Agreement in a single sum, payable in accordance with the provisions of Section 4.

     6. ENTIRE AGREEMENT; NO MODIFICATION. This Agreement expresses the entire agreement of the parties on the subjects covered hereunder and may not be modified or amended except by a writing signed by the party to be charged. This Agreement specifically supersedes the Employment Agreement between MK and Employee executed on July 15, 1993, which shall be void and of no effect upon the execution of this Agreement. Anything in this Agreement to the contrary notwithstanding, the Supplemental Retirement Benefit Agreement entered into between Employee and MK, effective October 10, 1990, shall not be affected by this Agreement and shall continue in full force and effect.

     7. MITIGATION AND OFFSET. Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking employment or otherwise, nor to offset the amount of any payment provided for in this Agreement by amounts earned as a result of Employee's employment or self-employment during the period he is entitled to such payment.

     8. SUCCESSORS. The rights and duties of a party hereunder shall not be assignable by that party; provided, however, that this Agreement shall be binding upon and inure to the benefit of any successor of MK, and any such successor shall be deemed substituted for MK

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under the terms of this Agreement.  The term successor as used herein shall include any person, firm, corporation or other business entity which at any time, by merger, purchase or otherwise, acquires all or substantially all of the assets or business of MK.

     9. VALIDITY. In the event that any provision of this Agreement is held to be invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of the Agreement.

     10. HEADINGS AND INTERPRETATION. Paragraphs or other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

     11. APPLICABLE LAW. To the full extent controllable by stipulation of the parties, this Agreement shall be interpreted and enforced under Idaho law.

     IN WITNESS WHEREOF, Company has executed this Agreement by a duly authorized officer, and Employee has placed his signature hereon this _____ day of March, 1994.

                              MORRISON KNUDSEN CORPORATION


                                   /s/ William J. Agee
                              By:  -------------------------------------
                                   William J. Agee
                                   Chairman and Chief Executive Officer

                              EMPLOYEE


                                   /s/ Gunnar E. Sarsten
                              By:  -------------------------------------
                                   Gunnar E. Sarsten

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